[LETTERHEAD OF STUBBS, ALDERTON & MARKILES, LLP]

                                           JOHN MCILVERY
                                           Partner
                                           Direct       818.444.4502
                                           Voice
                                           Direct Fax   818.444.6302
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                                           E-Mail       jmcilvery@biztechlaw.com


January 3, 2008

VIA EDGAR AND FACSIMILE

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549
Attn:    Jennifer O'Brien
         Facsimile:  (202) 772-9368

         RE:      NATIONAL COAL CORP.
                  FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006
                  FILED APRIL 2, 2007
                  FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2007 FILED NOVEMBER 19, 2007
                  FILE NO. 0-26509

Ladies and Gentlemen:

         On behalf of our client, National Coal Corp. (the "COMPANY"), we respectfully request that the Securities and Exchange Commission Staff (the "STAFF") permit the Company additional time to reply to the Staff's comment letter, dated December 27, 2007, addressed to Michael Castle, CFO. We request that the deadline for the Company's response be extended to January 31, 2008.

         If you have any questions or require any additional information or documents, please telephone me at (818) 444-4502.

                                       Sincerely,

                                       /s/ John McIlvery
                                       ---------------------------
                                       John McIlvery




cc:      Michael R. Castle



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